Exhibit 10.1

APPENDIX TO PARTNER AGREEMENT

(Pursuant to Section 15.3 of the Partner Agreement)

This Appendix (this "Appendix") is entered into as of May 9, 2026 (the "Appendix Effective Date") by and between:

Party A: AGIBOT PTE. LTD., a company incorporated under the laws of Singapore, with its registered office at 112 Robinson Rd., #03-01, Singapore 068902 ("AGIBOT");

Party B: Omnipresent Robotics, LLC, a limited liability company organized under the laws of Nevada with its principal place of business at 11411 Southern Highlands Pkwy, Suite 190, Las Vegas, NV ("Omnipresent");

AGIBOT and Omnipresent are each referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, the AGIBOT and Omnipresent entered into that certain Partner Agreement dated April 15, 2026 (the “Partner Agreement”), pursuant to which AGIBOT agreed to sell its intelligent robot Products to Omnipresent, to authorize Omnipresent to resell such products under Omnipresent’s brand, and to assist Omnipresent in establishing a robot data collection center;

WHEREAS, Section 15.3 of the Partner Agreement obligates the Parties to negotiate and execute this Appendix within sixty (60) days of the Execution Date, setting forth more detailed terms for the transactions contemplated thereby;

WHEREAS, the Parties desire to set forth their agreement with respect to the matters specified in Sections 15.3 of the Partner Agreement, and to supplement and, where expressly provided herein, supersede certain provisions of the Partner Agreement; and

WHEREAS, the Parties intend this Appendix to be legally binding and to form an integral part of the Partner Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I — DEFINITIONS

Capitalized terms used but not defined in this Appendix shall have the meanings ascribed to them in the Partner Agreement. In addition, the following terms shall have the meanings set forth below:

1.1	“Collected Data” means all data, observations, recordings, sensor outputs, and other information generated by or captured through the operation of the Products at Omnipresent’s data collection facility or facilities in the United States, including without limitation environmental data, motion data, spatial data, task-execution data, and interaction data observed or recorded during such operation. The fact that Collected Data was generated through the operation of AGIBOT’s Products, or that such data may reflect or relate to the capabilities, behavior, or performance of the Products, shall not cause such data to be characterized as AGIBOT’s intellectual property, confidential information, or proprietary information of any kind.

1.2	“AGIBOT Background IP” means all intellectual property rights (including copyrights, trademarks, patents, and trade secrets) owned by or licensed to AGIBOT that are pre-existing as of the Execution Date of the Partner Agreement, including without limitation software, firmware, source code, object code, algorithms, models, training data, training methods, documentation, and interfaces, and any improvements or derivative works thereof made solely by or on behalf of AGIBOT.

1.3	“Operational Software” means the software, firmware, and interfaces embedded in or bundled with the Products as of the date of delivery, to the extent necessary to operate the Products for data collection purposes at Omnipresent’s facility.

1.4	“Data Commercialization” means any sale, license, transfer, sublicense, or other disposition of Collected Data or rights therein to any third party.

1.5	“Omnipresent Improvements” means any improvements, modifications, enhancements, derivative works, or other developments created by or on behalf of Omnipresent relating to the Products, the Collected Data, or any data collection methodology developed by Omnipresent in connection with this Appendix or the Partner Agreement.

1.6 “Products” means the intelligent robots manufactured by AGIBOT, together with all software, firmware, and software services (including, without limitation, the Genie Studio Software Image, Genie Studio Deployment Service, and related training services), sold or licensed to Omnipresent pursuant to the Partner Agreement and the purchase orders executed in connection therewith (including any purchase orders with AGIBOT directly or with authorized agents of AGIBOT (including, without limitation, ZHEJIANG SURUIDA INTERNATIONAL SUPPLY CHAIN MANAGEMENT CO., LTD)).

ARTICLE II — RELATIONSHIP TO PARTNER AGREEMENT; PRECEDENCE

2.1	Incorporation; Precedence. This Appendix is incorporated into and forms an integral part of the Partner Agreement pursuant to Section 15.2 thereof. In the event of any inconsistency or conflict between the terms of this Appendix and the terms of the Partner Agreement (including without limitation Sections 1.2, 7.1, 8.1, 9, and 11.4 thereof) with respect to any matter addressed herein, the terms of this Appendix shall control and prevail. Furthermore, in the event of any inconsistency or conflict between the terms of this Appendix and the terms of any purchase order with respect to any matter addressed herein, the terms of this Appendix shall control.

2.2	Continuing Effect. Except as expressly modified or supplemented herein, all terms and conditions of the Partner Agreement shall remain in full force and effect.

ARTICLE III — DATA COLLECTION CENTER; COLLECTED DATA: OWNERSHIP AND RIGHTS

3.1	Data Collection Center. AGIBOT shall assist Omnipresent with establishing a robot data collection center reasonably acceptable to Omnipresent (at no cost to Omnipresent). Such assistance and training by AGIBOT shall include, but not limited to, the following:

a)	Operational / procedural documentation (e.g., routine operations, maintenance activities and schedules etc.).

b)	Space related schematics / design documents / site specific requirements (e.g., electrical, mechanical / filtration / humidification, etc.).

c)	Operations and technical labor related documentation (e.g., skill set types, guidance on counts per skill type).

d)	Technology related documentation.

e)	Guidance on server, storage and network configurations and performance requirements.

f)	Reference architecture documentation (i.e., technical documentation that can show how servers / storage / network connect together with detailed descriptions of how required devices need to be configured).

g)	Assistance with developing a technical “base building block” for efficient scalability and repeatability.

h)	Training for product assembly.

i)	Onsite training to follow a “train the trainer” approach for technical, operational, product maintenance, customer service (contact center), sales, and sales support skill sets. Duration of onsite training lasts until competency levels are successfully demonstrated by documented assessment.

j)	Other assistance or training requested by Omnipresent that is reasonably necessary for setting up or operating the robot data collection center.

AGIBOT shall use reasonable best effort to provide the training and services set forth above to Omnipresent, including without limitation, AGBIOT providing on-site training or remote training as reasonably requested by Omnipresent.

3.2	Sole and Exclusive Ownership. Omnipresent is and shall be the sole and exclusive owner of all Collected Data from the moment of its creation. Title to all Collected Data vests in Omnipresent automatically upon collection and does not require any further act, instrument, assignment, or agreement by AGIBOT. AGIBOT hereby acknowledges and confirms Omnipresent’s sole and exclusive ownership of all Collected Data.

3.3	Assignment. To the extent AGIBOT is deemed to have any right, title, or interest in or to any Collected Data (whether by operation of law, contract, or otherwise), AGIBOT hereby irrevocably assigns, transfers, and conveys to Omnipresent all such right, title, and interest, including all intellectual property rights therein, free and clear of any liens, claims, or encumbrances. AGIBOT shall, at Omnipresent’s reasonable request and expense, execute and deliver such additional instruments and documents as may be reasonably necessary to perfect, confirm, or record such assignment.

3.4	Omnipresent’s Rights. Omnipresent shall have the unrestricted right to use, reproduce, distribute, license, sell, transfer, sublicense, create derivative works of, and otherwise exploit the Collected Data, in whole or in part, in any medium and for any purpose, without any obligation to account to, seek consent from, or share revenue with AGIBOT, except as expressly set forth in Article VII of this Appendix with respect to any sales assistance actually provided by AGIBOT at Omnipresent’s written request. AGIBOT shall not impose any restrictions, conditions, or approval requirements on Omnipresent’s commercialization of Collected Data, whether based on quality control, brand protection, or any other basis.

3.5	No AGIBOT Rights in Collected Data. AGIBOT shall have no ownership interest in, license to, or right of access to any Collected Data. AGIBOT shall not, directly or indirectly: (a) access, copy, use, retain, analyze, or process any Collected Data; (b) disclose or transfer any Collected Data to any third party; (c) assert any intellectual property claim with respect to any Collected Data; or (d) use any Collected Data for the purpose of training, improving, or developing AGIBOT’s products, algorithms, models, or any other AGIBOT technology, in each case without Omnipresent’s prior written consent, which may be withheld in Omnipresent’s sole and absolute discretion.

3.6	Data Localization. AGIBOT shall implement and maintain reasonable technical and organizational safeguards to ensure that Collected Data is not transmitted to, stored on, or made accessible by AGIBOT's systems, servers, or personnel, including any systems or personnel located outside the United States, except to the extent expressly authorized by Omnipresent's prior written consent on a case-by-case basis.

3.7	No Inference Claims. The Parties expressly agree that the fact that Collected Data was generated through the operation of AGIBOT’s Products, or that Collected Data may reflect, relate to, or enable inference regarding the operation, behavior, performance, or capabilities of AGIBOT’s products, algorithms, or models, shall not: (a) cause such Collected Data to be characterized as AGIBOT’s confidential information or proprietary information; (b) give rise to any ownership, license, or other claim by AGIBOT with respect to such Collected Data; or (c) restrict in any manner Omnipresent’s right to use, sell, or otherwise commercialize such Collected Data. AGIBOT hereby waives any and all claims, whether based on trade secret, copyright, or otherwise, arising from the fact that Collected Data may reflect or be derived from the operation of AGIBOT’s Products.

3.8	Omnipresent Improvements. All Omnipresent Improvements shall be owned solely and exclusively by Omnipresent. Nothing in this Appendix or the Partner Agreement shall be construed to grant AGIBOT any right, title, interest, or license in or to any Omnipresent Improvements, whether arising by operation of law, implied license, or otherwise. AGIBOT hereby waives any claim to ownership of or rights in any Omnipresent Improvements. For the avoidance of doubt, nothing in this Appendix grants Omnipresent any rights in AGIBOT Background IP.

3.9	Survival. Omnipresent’s ownership of and rights with respect to all Collected Data and Omnipresent Improvements, and all of AGIBOT’s obligations under this Article III, shall survive the termination or expiration of the Partner Agreement and this Appendix for any reason.

ARTICLE IV — CONFIDENTIALITY OF COLLECTED DATA

4.1	Collected Data as Omnipresent Confidential Information. All Collected Data shall be deemed Omnipresent's confidential information and shall be subject to the confidentiality protections set forth in Section 7 of the Partner Agreement, whether or not designated as confidential. Notwithstanding anything to the contrary in Section 7.1 of the Partner Agreement, AGIBOT's confidential information shall not include any Collected Data, regardless of whether such Collected Data may reflect, relate to, or enable inference regarding the operation, behavior, performance, or capabilities of AGIBOT's products, algorithms, models, training methods, interfaces, or other technology.

4.2	AGIBOT Confidentiality Obligations. AGIBOT’s confidentiality obligations under Section 7 of the Partner Agreement shall expressly include an obligation not to access, retain, copy, use, analyze, or disclose any Collected Data without Omnipresent’s prior written consent. Any access to Collected Data by AGIBOT in connection with permitted sales assistance under Article VII of this Appendix shall be subject to the restrictions set forth in Section 7.5.

ARTICLE V — SOFTWARE LICENSE

5.1	Grant of License. Notwithstanding Section 8.1 of the Partner Agreement, AGIBOT hereby grants to Omnipresent a non-exclusive, non-transferable, royalty-free, fully paid-up license during the term of the Partner Agreement to use the Operational Software solely for the purpose of operating the Products and collecting Collected Data at Omnipresent’s data collection facility or facilities in the United States.

5.2	Scope of License. The license granted in Section 5.1 does not include the right to: (a) sublicense the Operational Software to any third party; (b) modify, adapt, or create derivative works of the Operational Software; (c) reverse engineer, decompile, or disassemble the Operational Software; or (d) use the Operational Software for any purpose other than as expressly set forth in Section 5.1.

5.3	Post-Termination License. The license granted in Section 5.1 shall survive the termination or expiration of the Partner Agreement and this Appendix solely to the extent necessary to permit Omnipresent to access, use, and commercialize Collected Data gathered prior to the date of termination or expiration. Omnipresent's right to use the Products following termination shall be governed by Section 2 of the Partner Agreement, which expressly provides that such rights survive termination.

ARTICLE VI — PRODUCT CONTROLS AND SECURITY

6.1	Prohibition on Telemetry and Diagnostic Transmission. AGIBOT shall not collect, receive, transmit, or cause or permit the Products to transmit any telemetry, diagnostics, logs, performance data, usage data, sensor data, or other information from the Products during operation at Omnipresent's facilities to AGIBOT or any third party, except to the extent expressly authorized by Omnipresent's prior written consent on a case-by-case basis. Any such authorization shall specify the scope, duration, and purpose of the permitted transmission, and AGIBOT shall promptly delete or destroy any data so transmitted upon completion of the authorized purpose or upon Omnipresent’s written request.

6.2	No Remote Access or Control. AGIBOT shall not remotely access, monitor, control, disable, shut down, update, or modify any Product or Operational Software without Omnipresent’s prior written consent on a case-by-case basis. AGIBOT shall disclose to Omnipresent, prior to or upon delivery of the Products, all remote access capabilities, kill-switch mechanisms, or automatic update functionalities embedded in the Products or Operational Software, and shall, at Omnipresent’s election, disable any such capabilities prior to or upon delivery.

6.3	Security Obligations. Omnipresent shall implement commercially reasonable administrative, technical, and physical security measures to protect Collected Data against unauthorized access, use, disclosure, or destruction. Such measures shall be no less protective than those Omnipresent uses to protect its own confidential information of comparable sensitivity.

6.4	Export Control Carve-Out for Collected Data. Notwithstanding Section 9 of the Partner Agreement or any other provision thereof, Collected Data is not subject to any export-control restrictions applicable to AGIBOT's hardware, software, firmware, or technology. AGIBOT shall not use export-control laws or regulations as a basis to demand, restrict, condition, or delay Omnipresent’s access to, use of, or commercialization of Collected Data.

ARTICLE VII — DATA COMMERCIALIZATION; SALES ASSISTANCE

7.1	Omnipresent’s Unrestricted Right to Commercialize. Omnipresent shall have the sole, unrestricted, and unconditional right to engage in Data Commercialization activities at its sole discretion, without any requirement to involve, notify, seek consent from, or share revenue with AGIBOT, except as expressly set forth in this Article VII with respect to sales assistance requested by Omnipresent and provided by AGIBOT.

7.2	Sales Assistance at Omnipresent’s Election. At Omnipresent’s written request on a transaction-by-transaction basis, AGIBOT shall use reasonable best efforts to provide sales assistance to Omnipresent in connection with specific Data Commercialization transactions (subject to the Parties mutually agreeing to a commission in accordance with Section 7.3). AGIBOT shall have no right to impose or condition any sales assistance arrangement as a condition of Omnipresent’s exercise of its rights under this Appendix or the Partner Agreement.

7.3	Commission. In consideration of documented sales assistance actually provided by AGIBOT pursuant to Section 7.2 with respect to a specific Data Commercialization transaction, Omnipresent shall pay AGIBOT a commission which shall be determined and agreed to in writing by the Parties on a case by case basis. For the avoidance of doubt: (a) no commission shall be payable with respect to any Data Commercialization transaction in which AGIBOT did not provide documented sales assistance at Omnipresent’s written request; and (b) AGIBOT shall have no right to any commission, royalty, or other compensation arising from Omnipresent’s use, sale, or commercialization of Collected Data except as expressly set forth in this Section 7.3.

7.4	Non-Exclusivity; Termination of Assistance. Any sales assistance arrangement under this Article VII shall be non-exclusive. Omnipresent retains the unrestricted right to sell, license, or otherwise commercialize Collected Data directly or through any third party without AGIBOT’s involvement. Omnipresent may terminate any ongoing sales assistance arrangement on thirty (30) days’ written notice to AGIBOT, without liability.

7.5	AGIBOT Data Access Restrictions During Sales Assistance. In connection with any sales assistance provided pursuant to this Article VII, AGIBOT shall: (a) have access to Collected Data only to the minimum extent strictly necessary to perform the specific assistance requested; (b) not retain, copy, analyze, use, or disclose any Collected Data beyond what is necessary for the specific transaction for which assistance was requested; (c) treat all Collected Data accessed in connection with any sales assistance as Omnipresent’s confidential information subject to Article IV of this Appendix and Section 7 of the Partner Agreement; and (d) promptly destroy or, at Omnipresent's election, return all copies of Collected Data upon completion of the relevant sales assistance or upon Omnipresent's written request, and in either case certify such destruction or return to Omnipresent in writing.

7.6	Effect on Ownership. AGIBOT’s provision of, or failure to provide, any sales assistance shall not in any manner affect Omnipresent’s ownership of or rights with respect to Collected Data.

ARTICLE VIII — ReSeller arrangement

8.1  Omnipresent Branding. At Omnipresent’s sole option, any of the Products may be resold by Omnipresent in any country in accordance with the terms of the Partner Agreement and this Appendix. Omnipresent may remove any AGIBOT logos and branding on the Product or boxes and replace them with Omnipresent’s logo and branding. Upon Omnipresent’s request, the Parties shall in good faith discuss and explore having the Products assembled in the United States of America.

8.2  Training by AGIBOT. In connection with the reseller arrangement, in addition to the training and services to be provided by AGIBOT to Omnipresent as set forth in the Partner Agreement, AGIBOT shall provide assistance or training that is reasonably requested by Omnipresent relating to the reseller arrangement. AGIBOT shall use reasonable best effort to provide the training and services set forth in the Partner Agreement and this Section 8.2, including without limitation, AGBIOT providing on-site training or remote training as reasonably requested by Omnipresent. For the avoidance of doubt, all such training and assistance by AGIBOT (including, without limitation, those set forth in the Partner Agreement) shall be provided at no cost to Omnipresent

8.3  Product Warranty for Seller Arrangement; Products Liability. AGIBOT will provide a 12-month warranty for the Products that will be resold by Omnipresent. AGIBOT and Omnipresent shall work together to prepare detailed warranty terms for the Products to be resold by Omnipresent. Additionally, AGIBOT and Omnipresent shall use reasonable best efforts to address and resolve any products liability issues in connection with the reseller arrangement.

8.4  IP License for Reseller Arrangement. AGIBOT hereby grants to Omnipresent a non-exclusive, worldwide, royalty-free, fully paid-up, irrevocable license under all intellectual property rights (including patents, copyrights, and trade secrets, but excluding trademarks) owned by or licensable by AGIBOT that are embodied in, practiced by, or reasonably required for the use, importation, distribution, sale, lease, or other commercialization of the Products to: (a) import, market, distribute, sell, lease, and otherwise commercialize the Products (and units thereof) to end customers, directly or through subdistributors authorized by Omnipresent in its sole discretion without any requirement of AGIBOT consent; and (b) sublicense to each end customer the right to use the software and firmware embedded in the Products in connection with such customer's use, integration, and operation of the Products. To the extent any intellectual property rights necessary for the foregoing cannot be licensed by AGIBOT as of the date of delivery of the relevant Products, AGIBOT shall obtain such rights at its sole cost and expense prior to such delivery. AGIBOT represents and warrants that it has the full right and authority to grant the licenses set forth in this Section 8.4 without the consent of any third party. Notwithstanding the Background IP carve-out in Section 3.8, the license granted in this Section 8.4 shall apply to all AGIBOT intellectual property rights necessary to give full effect to the reseller arrangement contemplated by this Article VIII. AGIBOT's indemnification obligations under Section 10.2 shall expressly extend to: (i) any claim that the license granted in this Section 8.4 was defective, exceeded AGIBOT's authority to grant, or was otherwise insufficient to authorize Omnipresent's or any end customer's use, distribution, or resale of the Products; and (ii) any losses, damages, or legal impediments suffered by any end customer of Omnipresent arising from any actual or alleged defect in such license or any third-party intellectual property claim relating to the Products. This license shall survive the termination or expiration of the Partner Agreement solely with respect to Products sold or distributed prior to the effective date of such termination or expiration, and solely to the extent necessary for Omnipresent and its customers to continue using and operating such Products. For the avoidance of doubt, this license does not require Omnipresent to display any AGIBOT trademark, and Omnipresent shall have no obligation to identify AGIBOT as the manufacturer of any Product.

ARTICLE ix — Purchase Orders

9.1	Purchase Orders with Authorized Agents. AGIBOT shall ensure the full and timely performance of all deliverables and obligations set forth in any purchase order between Omnipresent and any authorized agent of AGIBOT (including, without limitation, ZHEJIANG SURUIDA INTERNATIONAL SUPPLY CHAIN MANAGEMENT CO., LTD). For the avoidance of doubt, any Products bought by Omnipresent pursuant to any purchase order with any authorized agent of AGIBOT shall be subject to the warranty terms set forth in Article X and, if applicable, the warranty referred to in Section 8.3.

ARTICLE x — REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION AND PRODUCT WARRANTY

10.1  AGIBOT Representations and Warranties. AGIBOT represents and warrants to Omnipresent that: (a) the services to be provided by AGIBOT or its authorized agent will be provided in a professional and workmanlike manner; (b) AGIBOT owns all rights, title, and interest in and to the Products (including all hardware, software, firmware, and software services comprising the Products), or that AGIBOT has otherwise secured all necessary rights in the Products as may be necessary to permit the importation, purchase, access, use, resale, and commercialization thereof by Omnipresent as contemplated by the Partner Agreement and this Appendix; (c) the Products will be free of defects in material and workmanship, and will be brand-new and fully comply with the quality standards of the original factory and the quality and technical specifications set forth on the purchase order (or otherwise agreed to in writing by the Parties); and (d) the Products (including all hardware, software, firmware, and software services), and Omnipresent's use, importation, purchase, and resale thereof as contemplated by the Partner Agreement and this Appendix, do not and will not infringe, misappropriate, or otherwise violate any patent, copyright, trademark, trade secret, or other intellectual property right of any third party. For the avoidance of doubt, this Section 10.1 shall survive (a) the termination or expiration of the Partner Agreement and this Appendix for any reason and (b) the expiration of any 12 month product warranty described in Section 10.3.

10.2  Indemnification. AGIBOT will indemnify, defend, and hold harmless Omnipresent and its affiliates, subsidiaries, assigns, agents, subcontractors, distributors and customers (collectively, “Omnipresent Indemnitees”) from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys' fees) arising out of or relating to: (a) any claim by a third party alleging that any Product (including any hardware, software, firmware, or software services comprising a Product), or the use, sale, importation, exportation, or resale thereof, infringes or misappropriates any patent, copyright, trademark, trade secret, or other intellectual property right; and (b) any loss of revenue, loss of business opportunity, or other damages suffered by any Omnipresent Indemnitee as a result of any injunction, restraining order, or other legal impediment obtained by a third party arising from any actual or alleged intellectual property infringement related to the Products, including without limitation any impairment of Omnipresent's ability to use or resell the Products. AGIBOT shall have the right to control the defense of any such claim, provided that Omnipresent shall have the right to participate in such defense with counsel of its own choosing at AGIBOT's expense if the claim could reasonably be expected to affect Omnipresent's ability to continue using or reselling the Products. For the avoidance of doubt, this Section shall survive the termination or expiration of the Partner Agreement and this Appendix for any reason.

10.3  Product Warranty. Each Product shall have a 12-month warranty for the entire Product, starting from the date the Product is accepted by Omnipresent (after delivery). If the Product is not in compliance with the representations and warranties set forth in Section 10.1 (a) and (c), then, AGIBOT will use reasonable best efforts to repair or replace the Product within fourteen (14) days of notice from Omnipresent. For the avoidance of doubt, the remedies provided in this Section 10.3 are not exclusive and shall not limit any rights or remedies which may be available to Omnipresent under the Partner Agreement or this Appendix, at law or in equity or pursuant to any other agreement.

ARTICLE XI — GENERAL PROVISIONS

11.1Entire Agreement on Subject Matter. This Appendix, together with the Partner Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions of the Parties, whether oral or written, relating to such subject matter.

11.2Amendment. This Appendix may only be amended by a written instrument signed by duly authorized representatives of all Parties.

11.3Governing Law; Dispute Resolution. This Appendix shall be governed by and construed in accordance with the laws of the Republic of Singapore, without regard to conflicts of law principles, consistent with Section 14 of the Partner Agreement. Any dispute arising out of or in connection with this Appendix shall be resolved in accordance with Section 14.2 of the Partner Agreement.

11.4Severability. If any provision of this Appendix is held to be invalid, illegal, or unenforceable, the remaining provisions shall continue in full force and effect.

11.5Counterparts. This Appendix may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed valid.

11.6 No Implied Rights. No rights or licenses are granted by any Party under this Appendix by implication, estoppel, or otherwise, except as expressly set forth herein. Without limiting the foregoing, nothing in this Appendix shall be construed to grant AGIBOT any rights in or to the Collected Data, the Omnipresent Improvements, or any other intellectual property of Omnipresent.

11.7 No Third-Party Beneficiaries. This Appendix is for the sole and exclusive benefit of the Parties and their respective permitted successors and assigns. Nothing in this Appendix, express or implied, is intended to, or shall, confer upon any person or entity other than the Parties any legal or equitable right, benefit, or remedy of any nature whatsoever.

[Signature Page Follows]

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Appendix as of the Appendix Effective Date.

AGIBOT PTE. LTD.

By: ___________________________

Name: _________________________

Title: __________________________

Omnipresent Robotics, LLC

By: ___________________________

Hyperscale Data, Inc., as Managing Member

Milton C. Ault, III, Executive Chairman